Exhibit 99.1

Rich Uncles Resolves SEC Inquiry

BrixInvest LLC, the current external advisor to RW Holdings NNN
REIT, Inc. successfully reached a settlement with the SEC

COSTA MESA, Calif., Sep. 27, 2019 /PRNewswire/ --  BrixInvest, LLC (“LLC” or “Rich Uncles”), the current external advisor to multiple real estate investment trusts (“REITs”), including RW Holdings NNN REIT, Inc. (“NNN REIT”), has successfully reached a settlement with the Securities and Exchange Commission (“SEC”), resolving the previously disclosed fact-finding investigation into the LLC. As part of the settlement, the SEC accepted the offer that allows NNN REIT to continue its offering through a FINRA registered broker-dealer.

“We are pleased that the settlement between our current external advisor and the SEC was approved yesterday,” stated Aaron Halfacre, CEO of NNN REIT. “Since first joining NNN REIT earlier this year, one of my primary objectives was to help our external advisor resolve the SEC matter. Throughout my two-decade career as an investment professional and CFA charter holder, I have worked for institutions that were committed to the highest ethical standards and well accustomed to the strict regulatory environments of FINRA and the SEC. Over the past year, while interacting with the Los Angeles office of the SEC, I have been steadfast in the desire to achieve those same standards in the real estate crowdfunding industry. I am also pleased that NNN REIT’s commitment to conduct its public offering through a registered broker-dealer was helpful in bringing about this resolution.”

“This may be uncommon for an executive in my position, but I wish to say a positive word to the many men and women that work within the SEC. It is a complex organization, with a myriad of departments, but it employs many honest, hardworking individuals doing the very important job of ensuring that investors are always put first.”

“The former executive officers of our external advisor were early real estate crowdfunding pioneers who took steps into the then unclear space of a newly formed industry. If the real estate crowdfunding industry is to grow to its fullest market potential, then I believe it needs to realize that disruptive technology and disintermediated business models can, and should, exist within the framework of FINRA’s rules and standards. I encourage my peers at other real estate crowdfunding companies, if they haven’t already done so, to raise the investor protection standards for our industry by seeking to have their website platforms, that sell their multiple offerings, become registered through a broker-dealer. Prior to joining NNN REIT, I had the pleasure of working at Realty Mogul – one of the first real estate crowdfunding companies to seek FINRA registration, and I am now happy to say that NNN REIT will too,” concluded Mr. Halfacre.

On September 20, 2019, NNN REIT announced that it had entered into a contribution agreement with the LLC, whereby the LLC would contribute substantially all of its assets to NNN REIT’s Operating Partnership. Upon a successful closing of the contribution, NNN REIT would become self-managed and no longer be externally advised by the LLC.

About RW Holdings NNN REIT, Inc.

RW Holdings NNN REIT, Inc. is an incorporated public, non-listed real estate investment trust and was formed to primarily invest, directly or indirectly through investments in real estate owning entities, in single-tenant income-producing properties located in the United States, which are leased to creditworthy tenants under long-term net leases.  As of June 30, 2019, the REIT’s real estate investment portfolio consisted of 24 operating properties, a 72.7% tenant-in-common interest in an office property and one parcel of land in 13 states, including 10 office, nine retail, and five industrial properties with approximately 1,537,000 square feet of aggregate leasable space.

About BrixInvest, LLC

BrixInvest, LLC (f/k/a Rich Uncles, LLC) is an advisor and sponsor of three public, non-listed real estate investment trusts:  Rich Uncles Real Estate Investment Trust I, RW Holdings NNN REIT, Inc., and BRIX REIT, Inc.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; NNN REIT can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the expectations of NNN REIT include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the contribution agreement; the inability of NNN REIT to engage a registered broker-dealer; general economic conditions; market conditions; legislative and regulatory changes that could adversely affect the business of NNN REIT; and other factors, including those set forth in the Risk Factors section of NNN REIT’s most recent Annual Report on Form 10-K for the year ended December 31, 2018, as updated by NNN REIT’s subsequent Quarterly Reports on Form 10-Q for the periods ended March 31, 2019 and June 30, 2019 filed with the SEC, and other reports filed by NNN REIT with the SEC, copies of which are available on the SEC’s website, www.sec.gov. NNN REIT undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Jennifer Barber

Chief of Staff

(949) 537-2421

jbarber@richuncles.com